Filed Pursuant to Rule 433 Registration No. 333-254632-01

Florida Power & Light Company

Pricing Term Sheet

June 11, 2021

Issuer:	Florida Power & Light Company
Designation:	Floating Rate Notes, Series due March 1, 2071
Registration Format:	SEC Registered
Principal Amount:	$142,092,000
Date of Maturity:	March 1, 2071
Interest Payment Dates:	Quarterly in arrears on March 1, June 1, September 1 and December 1 of each year, beginning September 1, 2021
Coupon Rate:	Floating rate based on the Three-Month LIBOR Rate minus 0.30%; reset quarterly on each March 1, June 1, September 1 and December 1 of each year, beginning September 1, 2021. The coupon rate shall not be less than 0.00%.
Price to Public:	100% of the principal amount thereof, plus accrued interest, if any, since June 1, 2021
Trade Date:	June 11, 2021
Settlement Date:	June 15, 2021
Call Provision:	On or after March 1, 2051, the Notes may be redeemed at any time or from time to time, at the option of the Company, in whole or in part, at the following redemption prices (in each case, expressed as a percentage of the principal amount, together with any accrued and unpaid interest thereon to but excluding the redemption date), if redeemed during the six-month periods beginning on March 1 or September 1 of any of the following years:

Redemption Date	Price
March 1, 2051	105.00%
September 1, 2051	105.00%
March 1, 2052	104.50%
September 1, 2052	104.50%
March 1, 2053	104.00%
September 1, 2053	104.00%
March 1, 2054	103.50%
September 1, 2054	103.50%
March 1, 2055	103.00%
September 1, 2055	103.00%
March 1, 2056	102.50%
September 1, 2056	102.50%
March 1, 2057	102.00%
September 1, 2057	102.00%
March 1, 2058	101.50%
September 1, 2058	101.50%
March 1, 2059	101.00%
September 1, 2059	101.00%
March 1, 2060	100.50%
September 1, 2060	100.50%
March 1, 2061 and thereafter	100.00%

Put Provision:	The Notes will be repayable at the option of a holder, in whole or in part, on at least 30 days’ but not more than 60 days’ notice on the following dates and at the following prices (in each case, expressed as a percentage of the principal amount, together with any accrued and unpaid interest thereon to but excluding the repayment date):

Repayment Date	Price
March 1, 2022	98.00%
September 1, 2022	98.00%
March 1, 2023	98.00%
September 1, 2023	98.00%
March 1, 2024	98.00%
September 1, 2024	98.00%
March 1, 2025	98.00%
September 1, 2025	98.00%
March 1, 2026	98.00%
September 1, 2026	99.00%
March 1, 2027	99.00%
September 1, 2027	99.00%
March 1, 2028	99.00%
September 1, 2028	99.00%
March 1, 2029	99.00%
September 1, 2029	99.00%
March 1, 2030	99.00%
September 1, 2030	99.00%
March 1, 2031	99.00%
September 1, 2031	99.00%
March 1, 2032 and on March 1 of every second year thereafter, through and including March 1, 2068	100.00%

CUSIP / ISIN Number:	341081 GC5/ US341081GC59
Expected Credit Ratings:*
Moody’s Investors Service Inc.	“A1” (stable)
S&P Global Ratings	“A” (stable)

Joint Book-Running Managers:

UBS Securities LLC

RBC Capital Markets, LLC

Morgan Stanley & Co. LLC

J.P. Morgan Securities LLC

*       A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

The term “Three-Month LIBOR Rate” has the meaning ascribed to that term in the Issuer’s Preliminary Prospectus Supplement, dated June 9, 2021.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling UBS Securities LLC toll-free at 1-888-827-7275, RBC Capital Markets, LLC toll-free at 1-866-375-6829, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649 and J.P. Morgan Securities LLC collect at 212-834-4533.